Exhibit 99.1

Audience Appoints Craig Factor as Vice President, General Counsel and Secretary

MOUNTAIN VIEW, Calif., September 19, 2012 – Audience, Inc. (Nasdaq: ADNC), the leader in advanced voice and audio processing for mobile devices, today announced that it has appointed Craig Factor as vice president, general counsel and secretary. In this role, Mr. Factor assumes overall responsibility for legal matters at Audience.

“Our efforts to expand into new products and markets, as well as our responsibilities as a public company, drive the need for a senior legal executive,” said Peter Santos, president and chief executive officer of Audience. “Craig’s experience in supporting product and market development, and helping to scale public companies, will be a great asset to Audience. I’m very pleased to welcome him to our executive leadership team.”

Prior to joining Audience, Mr. Factor served as vice president and general counsel at Nanosolar, Inc., a solar panel manufacturing company. Prior to his time at Nanosolar, he served as vice president of legal affairs and general counsel at Innovative Silicon, Inc., a semiconductor memory company. Mr. Factor also served as general counsel at RITA Medical Systems, Inc., a medical device company that was acquired by AngioDynamics, Inc.; Artisan Components, Inc., a semiconductor intellectual property licensing company that was acquired by ARM Holdings plc; and Immersion Corporation, a company which licenses computer technologies that engage the sense of touch. Earlier in his career, he was an attorney at Wilson Sonsini Goodrich & Rosati and Wiley Rein LLP. Mr. Factor holds an A.B. from Harvard University and a J.D. from the Duke University School of Law. He is a member of the State Bar of California and the State Bar of New York.

About Audience

Audience is the leader in advanced voice and audio processing for mobile devices. Its family of earSmart™ intelligent voice processors is based on the processes of human hearing, to suppress background noise and enhance mobile voice quality. Audience’s technology substantially improves the mobile voice experience, while also improving the performance of speech-based services, and enhancing audio quality for multimedia. Audience earSmart™ processors are featured in mobile devices from leading providers in Asia-Pacific, Europe and the U.S. The company is based in Mountain View, California. For more information, see www.audience.com.

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ADNC-F

For more information, contact:

Diane Vanasse

Audience, Inc.

408-242-0027

dvanasse@audience.com